FOR IMMEDIATE RELEASE:

Golub Capital BDC, Inc. Declares Second Fiscal Quarter Distribution of $0.32 Per Share and Announces First Fiscal Quarter Financial Results

CHICAGO, IL, February 6, 2014 – Golub Capital BDC, Inc., a business development company (NASDAQ: GBDC), today announced its financial results for the first fiscal quarter ended December 31, 2013.

Except where the context suggests otherwise, the terms "we," "us," "our," and "Company" refer to Golub Capital BDC, Inc. and its consolidated subsidiaries. "GC Advisors" refers to GC Advisors LLC, our investment adviser.

SELECTED FINANCIAL HIGHLIGHTS

(in thousands, expect per share data)

	December 31, 2013	September 30, 2013
Investment portfolio, at fair value	$1,179,919	$1,024,645
Total assets	$1,264,827	$1,091,656
Net asset value per share	$15.23	$15.21

	Quarter Ended
	December 31, 2013	September 30, 2013
Investment income	$25,579	$22,816
Net investment income	$13,260	$12,424
Net gain / (loss) on investments and secured borrowings	$1,577	$(130)
Net increase in net assets resulting from operations	$14,837	$12,294

Net investment income per share	$0.31	$0.31
Net gain on investments and secured borrowings per share	$0.03	$-
Net earnings per share	$0.34	$0.31

First Fiscal Quarter 2014 Highlights

•	Net investment income for the quarter ended December 31, 2013 was $13.3 million, or $0.31 per share, as compared to $12.4 million, or $0.31 per share, for the quarter ended September 30, 2013;
•	Net gain on investments and secured borrowings for the quarter ended December 31, 2013 was $1.6 million, or $0.03 per share, as compared to $(0.1) million, or $0.00 per share, for the quarter ended September 30, 2013;
•	Net increase in net assets resulting from operations for the quarter ended December 31, 2013 was $14.8 million, or $0.34 per share, as compared to $12.3 million, or $0.31 per share, for the quarter ended September 30, 2013; and
•	Our board of directors declared a quarterly distribution on February 4, 2014 of $0.32 per share, payable on March 28, 2014 to stockholders of record as of March 17, 2014.

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Portfolio and Investment Activities

As of December 31, 2013, the Company had investments in 139 portfolio companies with a total fair value of $1,147.2 million and had investments in subordinated notes and limited liability company (“LLC”) interests in Senior Loan Fund LLC (“SLF”) with a total fair value of $32.7 million. The investments in portfolio companies as of December 31, 2013 consisted of $290.6 million of senior secured loans, $702.0 million of one stop loans, $111.0 million of second lien loans, $5.9 million of subordinated debt and $37.7 million of equity investments. This compares to the Company’s portfolio as of September 30, 2013, as of which date the Company had investments in 135 portfolio companies with a total fair value of $1,019.8 million and had investments in subordinated notes and LLC interests in SLF with a total fair value of $4.8 million. The investments in portfolio companies as of September 30, 2013 consisted of $296.2 million of senior secured loans, $554.5 million of one stop loans, $112.9 million of second lien loans, $22.6 million of subordinated debt and $33.7 million of equity investments.

For the quarter ended December 31, 2013, the Company originated $261.1 million in new middle-market investment commitments and invested $25.6 million in SLF, making total new investment commitments $286.7 million. Approximately 12% of the new total investment commitments were senior secured loans, 71% were one stop loans, 7% were second lien loans, 1% were equity securities and 9% were investments in SLF. Overall, total investments at fair value increased by $155.3 million during the three months ended December 31, 2013 after factoring in debt repayments, sales of securities, net fundings on revolvers and net change in unrealized gains (losses).

For the quarter ended December 31, 2013, the weighted average annualized investment income yield (which includes interest income and amortization of fees and discounts) and the weighted average annualized interest income yield (which excludes income resulting from amortization of fees and discounts) on the fair value of earning investments in the Company’s portfolio were 9.3% and 8.6%, respectively.

Consolidated Results of Operations

Total investment income for the quarter ended December 31, 2013 and September 30, 2013 was $25.6 million and $22.8 million, respectively. This $2.8 million increase was primarily attributable to an increase in the average earning investment balance and higher fee income and accelerated discount amortization from prepayments, which were partially offset by lower dividend income during the quarter ended December 31, 2013.

Total expenses for the quarter ended December 31, 2013 and September 30, 2013 were $12.3 million and $10.4 million, respectively. This $1.9 million increase was primarily due to a $0.9 million increase in interest expense due to the increased leverage as well as increases to management and incentive fees due to higher average assets and average investment earning balances and related net investment income.

During the quarter ended December 31, 2013, the Company recorded a net realized loss of $(5.0) million and recorded net unrealized appreciation of $6.6 million. The net realized loss was primarily attributable to the sale of one under-performing investment and the write off of two non-accrual investments, all at values close to their September 30, 2013 valuations. The net unrealized appreciation was primarily related to net unrealized appreciation on several middle market debt and equity investments as well as the reversal of the unrealized depreciation on the under-performing and non-accrual investments.

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Liquidity and Capital Resources

The Company’s liquidity and capital resources are derived from the Company’s debt securitization, U.S. Small Business Administration (“SBA”) debentures, revolving credit facilities and cash flow from operations. The Company’s primary uses of funds from operations include investment in portfolio companies and payment of fees and other expenses that the Company incurs. The Company has used, and expects to continue to use, its debt securitization, SBA debentures, revolving credit facilities, proceeds from its investment portfolio and proceeds from offerings of its securities to finance its investment objectives.

As of December 31, 2013, the Company had cash and cash equivalents of $31.9 million, restricted cash of $39.8 million and $591.6 million of debt and secured borrowings outstanding. As of December 31, 2013, the Company had $99.1 million available for additional borrowings on its revolving credit facilities, subject to leverage and borrowing base restrictions. As of December 31, 2013, the Company had $28.7 million of additional SBA debentures available, subject to customary SBA regulatory requirements.

On February 4, 2014, the Company’s board of directors declared a quarterly distribution of $0.32 per share, payable on March 28, 2014 to holders of record as of March 17, 2014.

Portfolio and Asset Quality

GC Advisors regularly assesses the risk profile of each of the Company’s investments and rates each of them based on an internal system developed by Golub Capital and its affiliates. This system is not generally accepted in our industry or used by our competitors. It is based on the following categories, which we refer to as GC Advisors’ internal performance rating:

Internal Performance Ratings
Rating	Definition
5	Involves the least amount of risk in our portfolio. The borrower is performing above expectations, and the trends and risk factors are generally favorable.

4	Involves an acceptable level of risk that is similar to the risk at the time of origination. The borrower is generally performing as expected, and the risk factors are neutral to favorable.

3	Involves a borrower performing below expectations and indicates that the loan’s risk has increased somewhat since origination. The borrower may be out of compliance with debt covenants; however, loan payments are generally not past due.

2	Involves a borrower performing materially below expectations and indicates that the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments may be past due (but generally not more than 180 days past due).

1	Involves a borrower performing substantially below expectations and indicates that the loan’s risk has substantially increased since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. Loans rated 1 are not anticipated to be repaid in full and we will reduce the fair market value of the loan to the amount we anticipate will be recovered.

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Our internal performance ratings do not constitute any rating of investments by a nationally recognized statistical rating organization or represent or reflect any third-party assessment of any of our investments.

The following table shows the distribution of the Company’s investments on the 1 to 5 internal performance rating scale at fair value as of December 31, 2013 and September 30, 2013:

	December 31, 2013		September 30, 2013
Internal	Investments	Percentage of	Investments	Percentage of
Performance	at Fair Value	Total	at Fair Value	Total
Rating	(In thousands)	Investments	(In thousands)	Investments
5	$161,868	13.7%	$178,993	17.5%
4	946,309	80.2	750,611	73.3
3	68,726	5.8	88,458	8.6
2	2,414	0.2	6,521	0.6
1	602	0.1	62	0.0
Total	$1,179,919	100.0%	$1,024,645	100.0%

Conference Call

The Company will host an earnings conference call at 2:00 p.m. (Eastern Time) on Thursday, February 6, 2014 to discuss the quarterly financial results. All interested parties may participate in the conference call by dialing (800) 950-1454 approximately 10-15 minutes prior to the call; international callers should dial (212) 231-2929. Participants should reference Golub Capital BDC, Inc. when prompted. For a slide presentation that we intend to refer to on the earnings conference call, please visit the Investor Relations link on the homepage of our website (www.golubcapitalbdc.com) and click on the Quarter Ended 12.31.13 Investor Presentation under Events and Presentations. An archived replay of the call will be available shortly after the call until 1:00 p.m. (Eastern Time) on March 8, 2014. To hear the replay, please dial (800) 633-8284. International dialers, please dial (402) 977-9140. For all replays, please reference program ID number 21704014.

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Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except share and per share data)

	December 31, 2013	September 30, 2013
Assets	(unaudited)	(audited)
Investments, at fair value (cost of $1,166,589 and $1,017,961, respectively)	$1,179,919	$1,024,645
Cash and cash equivalents	31,891	16,309
Restricted cash and cash equivalents	39,792	38,408
Interest receivable	4,178	4,316
Deferred financing costs	8,884	7,742
Other assets	163	236
Total Assets	$1,264,827	$1,091,656

Liabilities
Debt	$577,200	$412,100
Secured borrowings, at fair value (proceeds of $14,164 and $8,683, respectively)	14,366	8,809
Interest payable	3,159	1,277
Management and incentive fees payable	6,751	5,579
Payable for open trades	1,657	3,677
Accounts payable and accrued expenses	1,713	1,978
Total Liabilities	604,846	433,420

Net Assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized,
zero shares issued and outstanding as of December 31, 2013 and September 30, 2013	-	-
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 43,325,575 and 43,282,932 shares issued and outstanding as of December 31, 2013 and September 30, 2013,
respectively	43	43
Paid in capital in excess of par	653,427	652,669
Undistributed net investment income	2,135	2,725
Net unrealized appreciation on investments, derivative instruments and secured borrowings	15,796	9,225
Net realized loss on investments and derivative instruments	(11,420)	(6,426)
Total Net Assets	659,981	658,236
Total Liabilities and Total Net Assets	$1,264,827	$1,091,656

Number of common shares outstanding	43,325,575	43,282,932
Net asset value per common share	$15.23	$15.21

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Consolidated Statements of Operations
(In thousands, except share and per share data)
	Three months ended
	December 31, 2013	September 30, 2013
	(unaudited)
Investment income
Interest income	$25,563	$22,446
Dividend income	16	370

Total investment income	25,579	22,816

Expenses
Interest and other debt financing expenses	4,092	3,174
Base management fee	3,824	3,480
Incentive fee	3,032	2,196
Professional fees	658	660
Administrative service fee	582	752
General and administrative expenses	131	130

Total expenses	12,319	10,392

Net investment income	13,260	12,424

Net gain (loss) on investments
Net realized loss on investments	(4,994)	(1,380)
Net change in unrealized appreciation on investments and secured borrowings	6,571	1,250

Net gain (loss) on investments and secured borrowings	1,577	(130)

Net increase in net assets resulting from operations	$14,837	$12,294

Per Common Share Data
Basic and diluted earnings per common share	$0.34	$0.31
Dividends and distributions declared per common share	$0.32	$0.32
Basic and diluted weighted average common shares outstanding	43,285,250	40,269,680

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ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. principally invests in senior secured, one stop, second lien, and subordinated loans of middle-market companies that are, in most cases, sponsored by private equity investors. Golub Capital BDC, Inc.’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies (“Golub Capital”).

ABOUT GOLUB CAPITAL

With over $8 billion of capital under management, Golub Capital is a leading provider of financing solutions for the middle market, including one-loan financings (through the firm's proprietary MiniGOLD, GOLD, and MegaGOLD facilities), senior, second lien, and subordinated debt, preferred stock and co-investment equity. The firm underwrites and syndicates senior credit facilities up to $300 million. Golub Capital's hold sizes range up to $250 million per transaction.

Golub Capital has been a top 3 Traditional Middle Market Bookrunner each year from 2008 through 3Q 2013 for senior secured loans of up to $100 million for leveraged buyouts (according to Thomson Reuters LPC and internal data; based on number of deals). In 2013, Golub Capital was awarded Finance Monthly’s Global Awards 2013 “Credit Asset Manager of the Year,” and DealMakers M&A Awards 2013 “Middle Market Lender of the Year.” In 2012, Golub Capital was awarded ACG New York Champion’s Award for “Senior Lender Firm of the Year” and the M&A Advisor award for “Lender Firm of the Year.” Golub Capital is a national firm with principal offices in Chicago and New York. For more information, please visit the firm's website at www.golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Ross Teune

312-284-0111

rteune@golubcapital.com

Source: Golub Capital BDC, Inc.

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